Exhibit 99.1

Helius Medical Technologies, Inc. Announces Distribution of Series B Preferred Stock to Holders of its Class A Common Stock Intended to Facilitate a Reverse Stock Split, if Necessary

NEWTOWN, Pa., March 23, 2023 (GLOBE NEWSWIRE) -- Helius Medical Technologies, Inc. (Nasdaq:HSDT) (“Helius” or the “Company”), a neurotech company focused on neurological wellness, announced today that its Board of Directors declared a dividend of one one-thousandth of a share of newly designated Series B Preferred Stock, par value $0.001 per share, for each outstanding share of Helius Class A common stock held of record on April 3, 2023. The outstanding shares of Series B Preferred Stock will vote together with the outstanding shares of the Company’s Class A common stock as a single class exclusively with respect to any proposal to adopt an amendment to the Company’s certificate of incorporation to reclassify the outstanding shares of the Company’s Class A common stock into a smaller number of shares of such Class A common stock at a ratio specified in or determined in accordance with the terms of any such amendment, as well as any proposal to adjourn any meeting of stockholders called for the purpose of voting on the foregoing matter, and will not be entitled to vote on any other matter, except to the extent required under the Delaware General Corporation Law. Subject to certain limitations, each outstanding share of Series B Preferred Stock will have 1,000,000 votes per share (or 1,000 votes per one one-thousandth of a share of Series B Preferred Stock).

All shares of Series B Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the above described amendment proposal as of immediately prior to the opening of the polls at such meeting will automatically be redeemed by the Company for $0.001 in cash. Any outstanding shares of Series B Preferred Stock that have not been so redeemed will automatically be redeemed in whole, but not in part, at the close of business on the earlier of (i) the business day established by the Company’s Board of Directors in its sole discretion and (ii) the first business day following the date on which the Company’s stockholders approve an amendment to the Company’s certificate of incorporation to reclassify the outstanding shares of the Company’s Class A common stock into a smaller number of shares of such Class A common stock at a ratio specified in or determined in accordance with the terms of any such amendment.

The Company’s Board of Directors has adopted resolutions providing that the Series B Preferred Stock will be uncertificated. The certificate of designation governing Series B Preferred Stock provides that shares of Series B Preferred Stock may not be transferred except in connection with a transfer by such holder of any shares of the Company’s Class A common stock held by such holder. In that case, a number of one one-thousandths of a share of Series B Preferred Stock equal to the number of shares of the Company’s Class A common stock to be transferred by such holder will be transferred to the transferee of such shares of Class A common stock.

Further details regarding the Series B Preferred Stock will be contained in a report on Form 8-K to be filed by Helius with the Securities and Exchange Commission.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a leading neurotech company in the medical device field focused on neurologic deficits using non-implantable platform technologies that amplify the brain’s ability to compensate and promote neuroplasticity, improving the lives of people dealing with neurologic diseases.

The Company’s first commercial product is the Portable Neuromodulation Stimulator (PoNS®) device. For more information about the PoNS® or Helius Medical Technologies, visit www.heliusmedical.com.

About the PoNS Device and PoNS Therapy

The Portable Neuromodulation Stimulator (PoNS) is an innovative non-surgical medical device, inclusive of a controller and mouthpiece, which delivers electrical stimulation to the surface of the tongue to improve balance and gait. The PoNS device is indicated for use in the United States as a short-term treatment of gait deficit due to mild-to-moderate symptoms from multiple sclerosis (“MS”) and is to be used as an adjunct to a supervised therapeutic exercise program in patients 22 years of age and over by prescription only.

PoNS is also authorized for sale in Canada for three indications: (i) for use as a short-term treatment (14 weeks) of chronic balance deficit due to mild-to-moderate traumatic brain injury (“mmTBI”) and is to be used in conjunction with physical therapy; (ii) for use as a short term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from MS and is to be used in conjunction with physical therapy; and (iii) for use as a short-term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from stroke, to be used in conjunction with physical therapy. PoNS is also authorized for sale in Australia for short term use by healthcare professionals as an adjunct to a therapeutic exercise program to improve balance and gait. For more information visit www.ponstherapy.com.

Cautionary Disclaimer Statement

Certain statements in this news release are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact included in this news release are forward-looking statements that involve risks and uncertainties. Forward-looking statements are often identified by terms such as “believe,” “expect,” “continue,” “will,” “goal,” “aim” and similar expressions. Such forward-looking statements include, among others, statements regarding the Company’s issuance of dividends and related Series B Preferred Stock.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those expressed or implied by such statements. Important factors that could cause actual results to differ materially from the Company’s expectations include uncertainties associated with the Company’s capital requirements to achieve its business objectives, the impact of the COVID-19 pandemic, the Company’s ability to train physical therapists in the supervision of the use of the PoNS Treatment, the Company’s ability to secure contracts with rehabilitation clinics, the Company’s ability to obtain national Medicare coverage and to obtain a reimbursement code so that the PoNS device is covered by Medicare and Medicaid, the Company’s ability to build internal commercial infrastructure, secure state distribution licenses, build a commercial team and build relationships with Key Opinion Leaders, neurology experts and neurorehabilitation centers, market awareness of the PoNS device, future clinical trials and the clinical development process, manufacturing and supply chain risks, the product development process and FDA regulatory submission review and approval process, other development activities, ongoing government regulation, and other risks detailed from time to time in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and its other filings with the United States Securities and Exchange Commission and the Canadian securities regulators, which can be obtained from either at www.sec.gov or www.sedar.com.

The reader is cautioned not to place undue reliance on any forward-looking statement. The forward-looking statements contained in this news release are made as of the date of this news release and the Company assumes no obligation to update any forward-looking statement or to update the reasons why actual results could differ from such statements except to the extent required by law.

Investor Relations Contact:

In-Site Communications, Inc.

Lisa M. Wilson

212-452-2793

lwilson@insitecony.com